[DESCRIPTION]  FORM 8-K


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			  UNITED STATES
		 SECURITIES AND EXCHANGE COMMISSION

		     Washington, D.C.  20549

			     FORM 8-K

			   CURRENT REPORT

		    Pursuant to Section 13 or 15(d)
		of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): June 2, 1999


		    MICROS-TO-MAINFRAMES, INC.
	(Exact name of registrant as specified in its charter)


    New York                        022122                     13-3354896
___________________________  _______________________  _______________________
(State or Other Jurisdiction (Commission File Number)(IRS Employer Ident. No.)
     of Incorporation)


	     614 Corporate Way, Valley Cottage, New York 10989
	     __________________________________________________
	      (Address of Principal Executive Offices) (Zip Code)


		     (914) 268-5000
	       ______________________________
     Registrant's telephone number, including area code






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Item 5.  Other Events

On June 2, 1999, MICROS-TO-MAINFRAMES, INC., a New York corporation (the "Registrant"), entered into an Agreement and Plan of Merger (the "Merger Agreement") consummating a merger (the "Merger") with Pivot Technologies, Inc., a Delaware corporation ("Pivot"), and the principal shareholders of Pivot ("Pivot Shareholders"). Prior to the Merger, the Registrant owned 33.4% of Pivot's outstanding stock. Pursuant to the Merger Agreement, the non-Registrant Pivot Shareholders received 377,129 shares of Registrant Common Stock, five (5) year warrants to acquire 100,000 shares of Registrant Common Stock at an exercise price of $2.916767 per share and $337,600 in cash.

  The shares of Registrant Common Stock which the Pivot Shareholders received in connection with the Merger Agreement are subject to Lock-up Agreements which have a two year restriction on resale. Twenty-five percent of the shares subject to the lock-up will be released therefrom on the first anniversary of the Merger, and the remainder thereof shall be released on the second anniversary thereof. The Lock-up Agreements grant the Registrant a right of first offer should any of the Pivot Shareholders elect to sell such Registrant Common Stock in a non-public transaction.

Anthony Travaglini, Pivot's president and chief executive officer, entered into an Employment Agreement with the Registrant to remain president of Pivot and to serve as the Registrant's Chief Technology Officer. The term of the Employment Agreement is from the date of the Merger until March 31, 2002 and can be extended for additional consecutive twelve month periods unless terminated upon thirty days written notice by Mr. Travaglini or the Registrant.
The Employment Agreement provides for Mr. Travaglini to receive a base salary based on an April 1 to March 31 fiscal year of $150,000, $175,000 for the second fiscal year, $185,00 for the third fiscal year and for any extension period, as well as, among other things, a performance bonus, benefit participation and car allowance.

 (c) Exhibits.

   4.1  Form of Warrant issued by the Registrant to Pivot
Shareholders.

 99.1 Agreement and Plan of Merger dated June 2, 1999 by and among the Registrant, Registrant Mergerco and Pivot
Shareholders.

 99.2 Employment Agreement dated June 2, 1999 by and among the Registrant, Pivot and Anthony Travaglini.

 99.3   Press Release of Registrant dated June 2, 1999.

			 SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

					   MICROS-TO-MAINFRAMES, INC.
						(Registrant)


Date: June 7 , 1999                         By: /s/ Steve Rothman
						    Steve Rothman

						    CEO and President
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